Exhibit 10.1

Adolor Corporation

700 Pennsylvania Drive

Exton, Pennsylvania 19341

August 1, 2005

Mr. David Madden

Dear: Mr. Madden,

Adolor Corporation, a Delaware corporation (the “Company”), is pleased to offer you a position as the interim President and Chief Executive Officer of the Company, commencing on August 8, 2005 (your “Start Date”) for a period of up to one year, to serve at the pleasure of the Company’s Board of Directors (the “Board”). This offer and your employment with the Company are subject to the terms and conditions of this offer letter (the “Offer Letter”).

Positions and Responsibilities

In respect of the positions set forth above, commencing on your Start Date, you will have the duties, responsibilities and authority normally associated with the offices and positions of president and chief executive officer of a corporation, including, without limitation, complete operational and management authority with respect to, and complete responsibility for, the overall operations and day-to-day business and affairs of the Company. You will be expected to assist the Board in the recruitment of a successor president and chief executive officer.

Duties

During your employment as an at-will employee of the Company, you will devote substantially all of your business time to the business and affairs of the Company and you will use your reasonable best efforts to perform faithfully and efficiently the duties and responsibilities contemplated by the Offer Letter, provided, however, that there will be no restriction on your ability to (a) manage your personal, financial, and legal affairs, and (b) serve on civic or charitable boards or committees and other boards of entities that do not compete with the Company upon prior notice to the Board. It is understood that you will be not be relocating your primary residence and that you will generally work from home at least two days per week.

Compensation and Stock Option Grant

If you decide to take this position, you agree to serve without a salary and the Board will grant to you on the Start Date options to purchase 300,000 shares of the Company’s Common Stock at an exercise price based on the closing price of the Company’s Common Stock on the date immediately preceding your Start Date (the

“Options”). The Options shall vest on the first anniversary of their grant date; provided however that the acceleration of vesting of the options shall occur on the earlier of the following dates: (i) the date that a successor president and chief executive officer is named by the Board; (ii) the date that your employment as President and Chief Executive Officer of the Company is terminated by the Board of Directors without Cause (as defined below); or (iii) the date that you resign as President and Chief Executive Officer of the Company with Good Reason. In the event of your inability to serve as President and Chief Executive Officer of the Company as a result of your death or Disability, the Options shall vest ratably up to the date of such termination. To the extent permitted, the Options will be Incentive Stock Options and will be issued under the Adolor Corporation 2003 Stock-Based Incentive Compensation Plan (the “2003 Plan”) and any amount not permitted to be issued under the 2003 Plan will be issued under the Company’s Amended and Restated 1994 Equity Compensation Plan (the “1994 Plan”). It is the intention of the parties that termination of your service as interim President and Chief Executive Officer provided that you continue as a Director of the Company shall not be a termination of service under either the 1994 Plan or the 2003 Plan. The Options shall have a ten-year term from the date of grant, subject to earlier termination pursuant to the terms of the stock option plan under which the Options have been granted.

Benefits

You will be entitled to participate in all benefit programs maintained by the Company (including annual vacation of at least four weeks and medical, dental, life insurance and disability plans) that may be provided to the Company’s senior executives from time to time.

Termination of Employment

In the event your employment is terminated (i) by you voluntarily without Good Reason or (ii) by the Company for Cause, you will only be entitled to receive from the Company (a) immediate payment of any unpaid expense reimbursements, deferred compensation and unused accrued vacation days through the date of termination, and (b) any other payments and/or benefits which you are entitled to receive under the terms and provisions of any employee pension, incentive or welfare benefit plans of the Company.

For purposes of the Offer Letter, “Cause” means (a) your conviction (including a plea of guilty or nolo contendere) of a felony under federal law or the law of the state in which such action occurred, (b) the commitment by you of an intentional act of fraud, embezzlement, or theft in connection with your duties in the course of your employment with the Company, or your engagement in gross negligence in the course of your employment with the Company or (c) your willful and deliberate failure to perform your employment duties in any material respect. For purposes of the Offer Letter, an act or omission on your part shall be deemed “intentional” or gross negligence only if it was done by you in bad faith, not merely an error in judgment, and without reasonable belief that the act or omission was in the best interest of the Company.

For purposes of the Offer Letter “Good Reason” means and will be deemed to exist if, without your prior express written consent, (i) you are assigned any duties or responsibilities inconsistent in any respect with the scope of the duties or responsibilities associated with your titles or positions, as set forth and described above; (ii) you suffer a material change in the duties, responsibilities, reporting rights or obligations, or effective authority associated with your titles and positions and/or as set forth above; or (iii) you fail to be nominated to the Board or you are removed from the Board for any reason other than Cause.

For purposes of the Offer Letter, “Disability” means your inability to render, for a period of six consecutive months, services hereunder by reason of permanent disability, as determined by the written medical opinion of an independent medical physician mutually acceptable to you and the Company. If you and the Company cannot agree to such an independent medical physician, each will appoint one medical physician and those two physicians will appoint a third physician who will make such a determination.

Expense Reimbursement

We understand that you will not be relocating your primary residence and the Company will reimburse you for your travel and temporary living expenses (grossed up for tax effect) as well as additional expense reimbursement in accordance with the Company’s then current policies governing expense reimbursement for your out-of-pocket costs incurred by you in the performance of your duties hereunder.

Non-competition/No Solicitation/Confidentiality

As a condition of employment, you will be expected to abide by Company rules and regulations and sign and comply with the Company’s Employee Noncompetition, Nondisclosure and Development Agreement, which prohibits unauthorized use or disclosure of Company proprietary information and certain competitive activities.

Miscellaneous

The Offer Letter is personal to you and without the prior express written consent of the Company, will not be assignable by you. The Offer Letter will inure to the benefit of and be enforceable by your heirs, beneficiaries, and/or legal representatives. The Offer Letter will inure to the benefit of and be binding upon the Company and its respective successors and assigns. The Company will require any successor to all or substantially all of its business and/or assets, whether directly or indirectly, by purchase, merger, consolidation, acquisition of stock or otherwise, by an agreement in form and substance satisfactory to you, expressly to assume and agree to perform the Offer Letter in the same manner and to the same extent as the Company would be required to perform if no such succession had taken place.

To indicate your acceptance of the Company’s offer, please sign and date both copies of the Offer Letter in the space provided below and return one fully-executed and dated copy to the Company. Please keep one fully-executed and dated copy for your records. This Offer Letter, along with any agreements and plans referenced herein or relating to proprietary rights between you and the Company, contains the entire agreement between you and the Company concerning the subject matter hereof and supersedes any prior representations or agreements, whether written or oral. The Offer Letter will be governed and construed in accordance with the laws of the State of Delaware, applied without reference to principles of conflict of laws thereof. All notices and other communications hereunder will be in writing and will be given by hand-delivery to the other parties or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to you:	Mr. David Madden

If to the Company:	Adolor Corporation
700 Pennsylvania Drive
Exton, Pennsylvania 19341
Attention: General Counsel

or to such other address as any party has furnished to the others in writing in accordance herewith. Notices and communications will be effective when actually received by the addressee. The captions of the Offer Letter are not part of the provisions hereof and will have no force or effect. You will be entitled to select (and change) a beneficiary or beneficiaries to receive any compensation or benefit payable hereunder following your death, and you may change such election, in either case by giving the Company written notice thereof. In the event of your death or a judicial determination of your incompetence, reference in the Offer Letter to you will be deemed, where appropriate, to refer to your beneficiary(ies), estate or other legal representative(s). The respective rights and obligations of the parties hereunder will survive the termination of the Offer Letter for any reason to the extent necessary to the intended provision of such rights and the intended performance of such obligations. The Offer Letter may not be modified or amended except in writing, signed both by the Company and you.

We appreciate your consideration of this Offer Letter.

Sincerely,

ADOLOR CORPORATION

	By:	/s/ Claude Nash
Claude Nash, Ph.D.
Director, Chairman Compensation Committee

AGREED TO AND ACCEPTED:

/s/ David Madden	Dated: August 1, 2005